                                                                   EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors
of Umpqua Holdings Corporation
Roseburg, Oregon:

We consent to incorporation by reference in the Registration Statement (No.
333-77259) on Form S-8 of Umpqua Holdings Corporation of our report dated
January 21, 2000, relating to the historical consolidated balance sheet of
Umpqua Holdings Corporation and subsidiaries as of December 31, 1999, and the related historical consolidated statements of income, changes in shareholders'
equity and comprehensive income, and cash flows for the years ended December 31,
1999 and 1998 (prior to their restatement for the 2000 pooling of interests described in note 17 to the consolidated financial statements) which report appears in the December 31, 2000 annual report on Form 10-K of Umpqua Holdings
Corporation.

/s/ KPMG LLP

Portland, Oregon
March 29, 2001